UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    January 4, 2010

DIRECTV

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34554	26-4772533
(Commission File Number)	(IRS Employer Identification No.)

2230 East Imperial Highway
El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

(310) 964-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported on the Form 8-K filed by The DIRECTV Group, Inc. (the predecessor of DIRECTV) with the U.S. Securities and Exchange Commission on November 19, 2009 (the “DTV November 8-K”), Michael D. White was appointed by the Board of Directors as President and Chief Executive Officer effective January 1, 2010.  The primary terms of Mr. White’s employment were summarized in a term sheet which was attached as Exhibit 10.1 to the DTV November 8-K.  Subsequently, DIRECTV and Mr. White entered into the employment agreement effective as of January 1, 2010 (“Employment Agreement”) and the related equity award agreements summarized below.  A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

Term, Base Salary and Annual Cash Bonus.  Pursuant to the terms of the Employment Agreement, Mr. White will be employed initially for a three year term commencing on January 1, 2010, with an initial base salary of $1.5 million adjusted annually and a target cash bonus under DIRECTV’s executive cash bonus plan of 200% of base salary.

Equity Compensation.  The Employment Agreement also provides for a stock grant valued at $25 million consisting of 50% of value in stock options with three-year installment vesting on each of December 31, 2010, 2011 and 2012, and 50% of value in restricted stock units which vest over a three year period.   The terms governing the grant of stock options are set forth in the DIRECTV Non-Qualified Stock Option Agreement between DIRECTV and Mr. White dated as of January 4, 2010 (“Option Agreement”), a copy of which is attached hereto as Exhibit 10.2.  Pursuant to the terms of the Option Agreement, on January 4, 2010, Mr. White was awarded options to purchase 1,011,100 shares of DIRECTV Class A common stock with an exercise price of $33.74, the closing price per share of DIRECTV Class A common stock on the award date.  The terms governing the grant of restricted stock units are set forth in the DIRECTV Performance Stock Unit Award Agreement between DIRECTV and Mr. White also dated as of January 4, 2010 (“RSU Agreement”), a copy of which is attached hereto as Exhibit 10.3.  Pursuant to the terms of the RSU Agreement, Mr. White was awarded a grant of 435,400 restricted stock units having a value per share of $28.71, which was determined based on the average closing market price on the NASDAQ Global Select Market for DIRECTV (or its predecessor, The DIRECTV Group, Inc.) common stock for the 90 trading days prior to the grant date.  The performance metrics for the RSU Agreement are to be established by DIRECTV’s Compensation Committee prior to March 1, 2010, and will be the same metrics as apply to restricted stock unit awards to other elected officers of DIRECTV.

Termination.  The Employment Agreement contains terms and conditions providing for certain severance and other payments and benefits that vary depending on whether Mr. White’s employment is terminated by DIRECTV due to death or disability, or by DIRECTV for “Cause”, or by Mr. White’s resignation without “Effective Termination” as those terms are defined in the Employment Agreement, or by DIRECTV without Cause, or by Mr. White’s resignation for Effective Termination.  Please refer to the Employment Agreement for the terms and conditions regarding the arrangements upon termination of Mr. White’s employment.

Noncompetition and Confidentiality. Mr. White agrees to abide by the provisions of DIRECTV’s Code of Ethics and Business Conduct during the Term. He has agreed not to compete with DIRECTV during the Term and for a period of two years thereafter and has also agreed, during the Term and for two years thereafter, not to induce or attempt to induce any executive, professional or administrative employee of DIRECTV or its affiliates to leave DIRECTV or its affiliates or to render services for any other person, firm or corporation or induce or attempt to induce any key programming or equipment supplier, or key distributor, to terminate or materially adversely change its relationship with DIRECTV or any of its affiliates.  Further, Mr. White is required to maintain the confidentiality of certain information of DIRECTV, and not to use such information except for the benefit of DIRECTV.

Other terms and conditions in the Employment Agreement are commensurate with other elected officers at DIRECTV.

The descriptions of the Employment Agreement, Option Agreement and RSU Agreement in this report are qualified in their entirety by reference to the applicable document.

ITEM 9.01             Financial Statements and Exhibits

(d)	Exhibits.

10.1	Michael D. White Employment Agreement effective as of January 1, 2010
10.2	DIRECTV Non-Qualified Stock Option Agreement between DIRECTV and Mr. White dated as of January 4, 2010
10.3	DIRECTV Performance Stock Unit Award Agreement between DIRECTV and Mr. White dated as of January 4, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTV
(Registrant)

Date: January 7, 2010	By:	/s/ Larry D. Hunter
	Name:	Larry D. Hunter
	Title:	Executive Vice President and General Counsel

Exhibit Index

(d)	Exhibits.

10.1	Michael D. White Employment Agreement effective as of January 1, 2010
10.2	DIRECTV Non-Qualified Stock Option Agreement between DIRECTV and Mr. White dated as of January 4, 2010
10.3	DIRECTV Performance Stock Unit Award Agreement between DIRECTV and Mr. White dated as of January 4, 2010